                                                                      EXHIBIT 11


                                                ENZO BIOCHEM, INC.
                                       COMPUTATION OF PER-SHARE EARNINGS
                                    Years ended July 31, 1997, 1996 and 1995



                                                                   1997             1996*             1995*
                                                                   ----             -----             -----

Primary
     Average shares outstanding                              23,028,000        22,593,000        22,005,200

     Net effect of dilutive stock options and
        warrants -- based on the treasury stock
        method using average market price                     1,217,000               ---         1,069,900
                                                              ---------         ---------         ---------

     Total                                                   24,245,000        22,593,000        23,075,100
                                                             ==========        ==========        ==========



Net income (loss)                                           $1,452,800        $(7,707,500)       $5,618,100
                                                            ==========        ============       ==========



Per common and common equivalent share

Net income (loss)                                                 $.06              ($.34)             $.24
                                                                  ====              ======             ====



*Shares and per share amounts have been adjusted for the 5% stock dividend declared in fiscal 1995 and for the 5% stock dividend declared in September 1996.

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